Filed pursuant to Rule 424(b)(5)
Registration No. 333-118020
Registration No. 333-118020-01
Prospectus Supplement
(To Prospectus dated October 21, 2004)

$400,000,000

Block Financial Corporation

5.125% Notes due 2014

Fully and Unconditionally Guaranteed by

H&R Block, Inc.

Interest on the notes is payable semi-annually on April 30 and October 30 of each year, beginning April 30, 2005. The notes will mature on October 30, 2014. We may redeem some or all of the notes at any time at the redemption price described beginning on page S-12. There is no sinking fund for the notes.

The notes will be unsecured obligations of Block Financial Corporation and will rank equally with all of its other existing and future unsecured and unsubordinated senior indebtedness. The notes will be fully and unconditionally guaranteed by H&R Block, Inc. The guarantee will rank equally with all of H&R Block, Inc.’s existing and future unsecured and unsubordinated senior indebtedness and guarantees. The notes will be issued in registered form only, in denominations of $1,000 and whole multiples of $1,000.

See “Risk Factors” beginning on page S-8 to read about factors you should consider before buying the notes.

	Price to	Underwriting	Proceeds
	Public[1]	Discounts	to Company

Per Note	99.412%	0.650%	98.762%
Total	$397,648,000	$2,600,000	$395,048,000

  1 Plus accrued interest from October 26, 2004, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect to deliver the notes to investors in registered book-entry form only through The Depository Trust Company on or about October 26, 2004.

Joint Book Running Managers

JPMorgan	Merrill Lynch & Co.

Co-Managers

Citigroup

                        Goldman, Sachs & Co.
H&R Block Financial Advisors, Inc.

Prospectus Supplement dated October 21, 2004

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

          This prospectus supplement relates to a prospectus which covers two registration statements that we have filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this shelf registration process, we may sell the debt securities described in the accompanying prospectus in one or more offerings up to a total amount of $1.25 billion. The accompanying prospectus provides you with a general description of the debt securities we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. Please carefully read both this prospectus supplement and the accompanying prospectus in addition to the information described in the accompanying prospectus in the sections called “How To Obtain More Information” and “Incorporation of Information Filed with the SEC.”

          This prospectus supplement offers a series of notes to be issued by Block Financial Corporation. Block Financial Corporation is also referred to as “Block Financial.” The notes are fully and unconditionally guaranteed by H&R Block, Inc. H&R Block, Inc. is also referred to as “H&R Block.” Block Financial and H&R Block are collectively referred to as “us” or “we” in this prospectus supplement.

FORWARD-LOOKING STATEMENTS

          This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may include forward-looking statements within the meaning of Section 27A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1955, as amended. All statements other than statements of historical fact may be deemed to be forward-looking statements. Examples of forward-looking statements include, but are not limited to:

•	projections of revenues, income or loss, earnings or loss per share, capital expenditures, the payment or non-payment of dividends, the repurchase of stock, capital structure and other financial items,

•	statements of plans and objectives of H&R Block’s management or Board of Directors, including plans or objectives relating to products or services,

•	statements of future economic performance, and

•	statements of assumptions underlying the statements described in the above bullet points.

          Forward-looking statements can often be identified by the use of forward-looking terminology, such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions. Any forward-looking statement speaks only as of the date on which it is made and is qualified in its entirety by reference to the factors discussed throughout this prospectus supplement, the accompanying prospectus and in documents incorporated by reference. We do not undertake to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

          Forward-looking statements are not guarantees of future performance or results, and are subject to known and unknown risks and uncertainties. Actual results may vary materially and adversely from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described beginning on page S-8. Other factors not identified could also have such an effect.

          We cannot give you any assurance that the forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus, you should not regard the inclusion of this information as a representation by us or any other person that the results or conditions described in those statements or objectives and plans will be achieved.

SUMMARY

          This summary description of our business may not contain all the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the financial data and related notes and other information included or incorporated by reference herein or therein, before making an investment decision.

H&R Block, Inc.

          H&R Block, Inc. is a diversified company delivering tax products and services and financial advice, investment and mortgage products and services and business and consulting services. For nearly 50 years, H&R Block has been developing relationships with millions of tax clients and its strategy is to expand on these relationships. H&R Block’s tax services segment provides income tax return preparation services, electronic filing services and other services and products related to income tax preparation to the general public in the United States, and also in Canada, Australia and the United Kingdom. H&R Block also offers investment services through H&R Block Financial Advisors, Inc. H&R Block’s mortgage services segment offers a full range of home mortgage products and services through Option One Mortgage Corporation and H&R Block Mortgage Corporation. RSM McGladrey Business Services, Inc. is a national accounting, tax and consulting firm primarily serving mid-sized businesses. H&R Block, Inc. was organized as a corporation in 1955 under the laws of the State of Missouri, and is a holding company with operating subsidiaries providing tax and financial products and services to the general public.

          Tax Services. H&R Block’s Tax Services segment is primarily engaged in providing tax return preparation, filing and related services and products in the United States, Canada, Australia and the United Kingdom. Revenues include fees earned for tax-related services performed at company-owned retail tax offices, royalties from franchise retail tax offices, sales of service guarantees associated with tax returns prepared by us, sales of tax preparation and other software, fees from online tax preparation, and fees related to refund anticipation loans. Retail income tax return preparation and related services is H&R Block’s original business. These services are provided by tax professionals via a system of retail offices operated directly by H&R Block or by franchisees. In addition to its retail offices, H&R Block offers digital tax preparation alternatives.

          Mortgage Services. H&R Block’s Mortgage Services segment originates mortgage loans, services non-prime loans and sells and securitizes mortgage loans and residual interests in the United States. Revenues consist primarily of gains from sales and securitizations of mortgage assets, interest income and servicing fee income.

          Business Services. H&R Block’s Business Services segment offers middle-market companies accounting, tax and consulting services. H&R Block has continued to expand the services it has to offer to clients by adding wealth management, retirement resources, payroll services, corporate finance and financial process outsourcing.

          Investment Services. H&R Block’s Investment Services segment provides brokerage services and investment planning through H&R Block Financial Advisors, Inc. Products and services offered to customers include traditional brokerage products, as well as annuities, insurance, fee-based accounts, online account access, equity research and focus lists, model portfolios, asset allocation strategies, and other investment tools and information.

          Changes in Segment Reporting. In the first quarter of fiscal year 2005, H&R Block’s reportable segments were redefined and the previously reported International Tax Operations and U.S. Tax Operations segments were aggregated and are now reported as the Tax Services segment.

          H&R Block is headquartered at 4400 Main Street, Kansas City, Missouri and its telephone number is (816) 753-6900.

Block Financial Corporation

          Block Financial is an indirect wholly-owned subsidiary of H&R Block. Block Financial was organized in May 1992 for the purpose of developing and providing tax-related and technology-related financial services. Block Financial’s principal business activities include:

•	originating residential mortgage loans, servicing non-prime residential mortgage loans, and selling and securitizing residential mortgage loans and residual interests in residential mortgage loans,

•	purchasing participation interests in Refund Anticipation Loans or “RALS” made by a lending bank to H&R Block tax customers,

•	providing brokerage services and investment planning services,

•	offering equity lines of credit to H&R Block’s tax preparation franchisees,

•	issuing commercial paper and corporate debt obligations to finance our working capital needs, and

•	developing and marketing TaxCut income tax preparation software, H&R Block DeductionPro™, Kiplinger’s Home and Business Attorney and Kiplinger’s WILLPowerSM software products.

          Refund Anticipation Loans. Since July 1996, Block Financial has been a party to agreements with Household Tax Masters, Inc. and others to purchase participation interests in RALs provided by a lending bank to H&R Block tax clients. The July 1996 agreement was amended and restated in January 2003 and again in June 2003. In January 2003, Block Financial entered into an agreement with Household, whereby Block Financial waived its right to purchase any participation interests in and to receive fees related to RALs during the period January 1, through April 30, 2003. In the June 2003 agreement, Block Financial obtained the right to purchase a 49.9% participation interest in RALs obtained through offices owned by subsidiaries of H&R Block and a 25% interest in RALs obtained through major franchise offices. The current agreement continues through June 2006. Block Financial’s purchases of the RAL participation interests are financed through short-term borrowings, and it bears all of the credit risk associated with its interests in the RALs.

          Mortgage Services. Block Financial’s Mortgage Services segment originates mortgage loans, services non-prime loans and sells and securitizes mortgage loans and residual interests in the United States. Revenues consist primarily of gains from sales and securitizations of mortgage assets, interest income and servicing fee income.

          Investment Services. Block Financial’s Investment Services segment provides brokerage services and investment planning through H&R Block Financial Advisors, Inc. Products and services offered to customers include traditional brokerage products, as well as annuities, insurance, fee-based accounts, online account access, equity research and focus lists, model portfolios, asset allocation strategies, and other investment tools and information.

          Franchise Equity Lines of Credit. Block Financial offers to H&R Block’s tax preparation franchisees lines of credit under a program designed to better enable the franchisees to refinance existing business debt, expand or renovate offices or meet off-season cash flow needs. A franchise equity loan is a revolving line of credit secured by the H&R Block franchise and underlying business.

          Block Financial’s principal executive office is located at 4400 Main Street, Kansas City, Missouri 64111 and its telephone number is (816) 753-6900.

SELECTED FINANCIAL DATA

          Set forth below are consolidated financial data of H&R Block for the periods indicated. H&R Block’s selected consolidated financial information for the three year period ended April 30, 2004 have been derived from H&R Block’s consolidated financial statements. H&R Block’s consolidated financial statements for the fiscal year ended April 30, 2004 were audited by KPMG LLP, an independent registered public accounting firm. The report of KPMG LLP covering the April 30, 2004 consolidated financial statements includes an explanatory paragraph which refers to changes in methods of accounting to adopt Staff Accounting Bulletin No. 105 “Application of Accounting Principles to Loan Commitments,” Emerging Issues Task Force Issue No. 00-21 “Revenue Arrangements with Multiple Deliverables,” and Statement of Financial Accounting Standards No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure.” H&R Block’s consolidated financial statements for the two year period ended April 30, 2003 were audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm.

          The selected financial data for H&R Block as of and for the three months ended July 31, 2004 and 2003 are derived from H&R Block’s unaudited consolidated financial statements. In the opinion of management, such unaudited financial information contains all adjustments, consisting only of normal, recurring items, necessary to present fairly the financial information for such periods. Due to the seasonal nature of our Tax Services and Business Services segments, the results for the three months ended July 31, 2004 and 2003 are not indicative of the results of operations for a full fiscal year.

          This table should be read in conjunction with H&R Block’s consolidated financial statements, including the related footnotes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in H&R Block’s Annual Report on Form 10-K for the fiscal year ended April 30, 2004, and in H&R Block’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2004, which are incorporated by reference herein and available as described under “Incorporation of Information Filed with the SEC” and “How to Obtain More Information” in the prospectus.

	Three Months Ended
	July 31,		Fiscal Year Ended April 30,

	2004	2003	2004	2003	2002

	(in thousands, except per share amounts)
Revenues	$482,711	$495,384	$4,205,570	$3,746,457	$3,285,701
Operating expenses	557,283	478,250	3,051,267	2,766,215	2,570,273

Operating income (loss)	(74,572)	17,134	1,154,303	980,242	715,428
Net income (loss) before change in accounting principle	(44,083)	11,519	704,256	580,064	434,405
Net income (loss)	(44,083)	5,160	697,897	580,064	434,405
Basic earnings per share:
Net income (loss) before change in accounting principle	$(.26)	$.06	$3.98	$3.23	$2.38
Net income (loss)	(.26)	.03	3.94	3.23	2.38
Diluted earnings per share:
Net income (loss) before change in accounting principle	$(.26)	$.06	$3.90	$3.15	$2.31
Net income (loss)	(.26)	.03	3.86	3.15	2.31
Total assets	$4,614,762	$4,610,380	$5,380,026	$4,767,308	$4,384,640
Long-term debt, including senior notes due November 2004	$796,184	$822,505	$795,786	$822,302	$868,387
Dividends per share	$.20	$.18	$.78	$.70	$.63

THE OFFERING

          The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of the document entitled, “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Block Financial Corporation, a Delaware corporation.

Guarantor	H&R Block, Inc., a Missouri corporation.

Notes offered	$400,000,000 initial principal amount of 5.125% notes due 2014, fully and unconditionally guaranteed by H&R Block.

Maturity Date	October 30, 2014, unless earlier redeemed by us at our option.

Interest Payment Dates	The April 30 and October 30 of each year, beginning April 30, 2005 to holders of record at the close of business on the preceding April 15 and October 15, respectively.

Redemption	At our option, we may redeem any or all of the notes, in whole or in part, at any time as described on page S-12 under the heading “Description of Notes— Optional Redemption” in this prospectus supplement.

Ranking	The notes are unsecured obligations of Block Financial and will rank equally with all of its other existing and future unsecured and unsubordinated senior debt. The notes will be fully and unconditionally guaranteed on a senior unsecured basis by H&R Block. The guarantee will rank equally with H&R Block’s existing and future unsecured and unsubordinated senior indebtedness and guarantees. The notes and the guarantee will be effectively junior to any secured debt of Block Financial or H&R Block, and effectively junior to liabilities of the subsidiaries of Block Financial or H&R Block.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

• merge or consolidate with another entity or transfer all or substantially all of our property and assets; and

• incur liens.

Additional Notes	We may create and issue further notes ranking equally and ratably with the notes in all respects, so that such further notes will be consolidated and form a single series with the notes and will have the same terms as to status, redemption or otherwise as the notes.

Form and Denomination	The notes will be issued in registered form only, in denominations of $1,000 and whole multiples of $1,000.

Designated Trustee	Deutsche Bank Trust Company Americas

RISK FACTORS

General

          Liquidity and Capital. We use capital primarily to fund working capital requirements, pay dividends, repurchase our shares and acquire businesses. We are dependent on the use of our off-balance sheet arrangements to fund our daily non-prime originations and the secondary market to securitize and sell mortgage loans and residual interests. See “Off-Balance Sheet Financing Arrangements” in Item 7 in H&R Block’s Form 10-K for 2004. We are also dependent on commercial paper issuances to fund RAL participations and seasonal working capital needs. A disruption in such markets could adversely affect our access to these funds. In order to meet our future financing needs we may issue additional debt or equity securities.

          Litigation. We are involved in lawsuits in the normal course of our business related to RALs, our Peace of Mind guarantee program, electronic filing of tax returns, Express IRAs, losses incurred by customers in their investment accounts, mortgage lending activities and other matters. Adverse outcomes related to litigation could result in substantial damages and could adversely affect our results of operations. Negative public opinion can also result from our actual or alleged conduct in such claims, possibly damaging our brand and adversely affecting the market price of our stock. See Item 3, “Legal Proceedings” in H&R Block’s Form 10-K for 2004 for additional information.

          Privacy of Client Information. We manage highly sensitive client information in all of our operating segments, which is regulated by law. Problems with the safeguarding and proper use of this information could result in regulatory actions and negative publicity, which could adversely affect our results of operations.

Tax Services

          Competitive Position. Increased competition for tax preparation clients in our retail offices, online and software channels could adversely affect our current market share and limit our ability to grow our client base. See clients served statistics included under “U.S. Tax Operations” in Item 7 in H&R Block’s Form 10-K for 2004.

          Refund Anticipation Loans. Changes in government regulation related to RALs could adversely affect our ability to offer RALs or our ability to purchase participation interests. Changes in IRS practices could adversely affect our ability to utilize the IRS debt indicator to limit our bad debt exposure. Changes in any of these, as well as possible litigation related to RALs, may adversely affect our results of operations.

Mortgage Services

          Competitive Position. The majority of our mortgage loan applications are submitted through a network of brokers who have relationships with many other mortgage lenders. Unfavorable changes in our pricing, service or other factors could result in a decline in our mortgage origination volume. A decline in our service ratings could adversely affect our pricing and origination volume. Increased competition among mortgage lenders can also result in a decline in coupon rates offered to our borrowers, which in turn lowers margins and could adversely affect our gains on sales of mortgage loans. Additionally, changes in legislation relating to our industry can adversely affect our competitive position.

          Asset Valuation Assumptions. The valuation of residual interests and mortgage servicing rights includes many estimates and assumptions surrounding interest rates, prepayment speeds and credit losses. If actual experience differs from our estimates, we would be required to record write-ups or write-downs to the related assets, which could either positively or negatively affect our results of operations. See “Critical Accounting Policies” in Item 7 in H&R Block’s Form 10-K for 2004.

          Legislation and Regulations. Several states and cities are considering or have passed laws, regulations or ordinances aimed at curbing predatory lending and servicing practices. The federal government is also considering legislative and regulatory proposals in this regard. In general, these proposals involve lowering the existing federal Home Ownership Equity Protection Act thresholds for defining a “high-cost”

loan and establishing enhanced protections and remedies for borrowers who receive such loans. If unfavorable laws and regulations are passed, it could restrict our ability to originate loans if rating agencies refuse to rate our loans, loan buyers may not want to purchase loans labeled as “high-cost,” and it could restrict our ability to sell our loans in the secondary market. Accordingly, all of these items could adversely affect our results of operations.

Business Services

          Alternative Practice Structure with McGladrey & Pullen, LLP. Our relationship with McGladrey & Pullen, LLP (“M&P”) requires us to comply with applicable auditor independence rules and requirements. In addition, our relationship with M&P closely links our RSM McGladrey brand with M&P. If M&P were to encounter problems concerning its independence as a result of its relationship with us or if significant litigation arose concerning M&P or its services, our brand reputation and our ability to realize the mutual benefits of our relationship, such as the ability to attract and retain quality professionals, could be impaired.

Investment Services

          Regulatory Environment. The broker-dealer industry has recently come under more scrutiny by both federal and state regulators and, as a result, more focus has been placed on compliance issues. If we do not comply with these regulations, it could result in regulatory actions and negative publicity, which could adversely affect our results of operations. Negative public opinion about our industry could damage our reputation even if we are in compliance with such regulations.

          Integration into the H&R Block Brand. We are working to foster an advice-based relationship with our tax clients through our retail tax office network. This advice-based relationship is key to the integration of Investment Services into the H&R Block brand and deepening our current client relationships. If we are unable to successfully integrate, it may significantly impact our ability to differentiate our business from other tax providers and grow our client base.

Absence of Public Market for the Notes

          No public market exists for the notes and we cannot assure the liquidity of any market that may develop for the notes, the ability of the holders to sell their notes or the price at which holders will be able to sell their notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation through the NASD Automated Quotation System. Future trading prices of the notes will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

          The underwriters have informed us that they intend to make a market in the notes. They are not, however, obligated to do so, and they may terminate any such market making activity at any time without notice to the holders of the notes.

USE OF PROCEEDS

          We will receive net proceeds from this offering of approximately $394,633,000 after deducting underwriting commissions and other expenses of the offering. We intend to use the net proceeds from the sale of the notes to repay Block Financial’s $250 million 6 3/4% Senior Notes due November 1, 2004. We intend to use the remainder of the net proceeds from this offering for working capital, capital expenditures, repayment of other debt and other general corporate purposes. Pending such uses, we may temporarily invest the net proceeds in interest-bearing securities.

CAPITALIZATION

          The following table sets forth the consolidated capitalization of H&R Block as of July 31, 2004, and as adjusted to give effect to the sale of the notes offered hereby and the application of the estimated net proceeds to reduce outstanding indebtedness. See “Use of Proceeds.”

	July 31, 2004

	Actual	As Adjusted

	(in thousands)
Commercial Paper	$104,864	$104,864
Senior Notes, 8 1/2%, due April 2007	498,375	498,375
Senior Notes, 6 3/4%, due November 2004	249,988	—
Notes offered hereby	—	400,000
Other funded debt	73,803	73,803

Total funded debt	$927,030	$1,077,042
Shareholders’ equity:
Common stock, no par, stated value $.01 per share, 500,000,000 shares authorized, 217,945,398 shares issued at July 31, 2004(1)	2,179	2,179
Additional paid-in capital	543,897	543,897
Accumulated other comprehensive income	81,466	81,466
Retained earnings	2,703,649	2,703,649
Cost of shares of common stock in treasury, 51,708,328 shares at July 31, 2004	(1,816,085)	(1,816,085)

Total shareholders’ equity	$1,515,106	$1,515,106

Total capitalization	$2,442,136	$2,592,148

(1)	On September 8, 2004, the shareholders of H&R Block approved an amendment to H&R Block’s Articles of Incorporation to increase the number of authorized shares of common stock from 500,000,000 to 800,000,000.

RATIOS OF EARNINGS TO FIXED CHARGES

          The ratios of earnings to fixed charges for each of the fiscal years ended April 30, 2000 through 2004 and the quarterly period ended July 31, 2004, for H&R Block and Block Financial are set forth below. Due to the seasonal nature of our Tax Services and Business Services segments, the ratio of earnings to fixed charges for the quarterly period ended July 31, 2004 is not indicative of the ratio for the full fiscal year.

	Three Months	Fiscal Year Ended April 30,
	Ended
	July 31, 2004	2004	2003	2002	2001	2000

Block Financial Corporation	6.3	13.3	9.9	3.8	1.5	1.7
H&R Block, Inc.	(0.9)	8.1	7.0	5.0	2.6	3.0

          The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings consist of earnings from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense and the portion of operating rental expense management believes represents the interest component of rent expense.

DESCRIPTION OF NOTES

          The 5.125% notes due 2014 are to be issued under an indenture dated as of October 20, 1997 originally among Block Financial, H&R Block and Bankers Trust Company, as trustee. Under the terms of this indenture, we are allowed to appoint a trustee for each series of notes issued thereunder. At the closing of the offering, we will appoint Deutsche Bank Trust Company Americas, as the trustee for the notes offered hereunder. The following summarizes certain provisions of the notes and the indenture. A copy of the indenture is an exhibit to our Registration Statement No. 333-33655. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the notes and the indenture, including the definitions of certain terms. Capitalized terms used in this “Description of Notes” have the meanings attributed to them in the accompanying prospectus.

          The following description of the particular terms of the notes supplements and, to the extent inconsistent, replaces the description of the general terms and provisions of the debt securities and the indenture set forth in the accompanying prospectus. In particular, the Limitation on Liens covenant described below updates the description of the Limitation on Liens covenant found in the accompanying prospectus under the caption “Description of Debt Securities—Certain Covenants” and the provisions relating to Consolidation, Merger and Sale of Assets described below updates the description of the similar provisions found in the accompanying prospectus under the caption “Description of Debt Securities—Consolidation, Merger and Sale of Assets”.

General

          The notes will initially be limited to $400,000,000 aggregate principal amount and will mature on October 30, 2014. The notes will bear interest at the rate of 5.125% per annum from October 26, 2004 or from the most recent interest payment date on which we paid or provided for interest on the notes until their principal is paid. We will pay interest semi-annually on April 30 and October 30 of each year, commencing April 30, 2005, to the registered holders at the close of business on the preceding April 15 or October 15, whether or not a business day. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date is not a business day, payment will be made on the next business day and no additional interest will accrue.

Issuance of Additional Notes

          We may, without the consent of the holders, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby. The notes offered by this prospectus supplement and any additional notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture. There is no limitation on the amount of other debt securities we may issue under the indenture.

Ranking

          The notes will be general unsecured obligations of Block Financial and will rank equal in right of payment, on a pari passu basis, with all of its other existing and future unsecured and unsubordinated senior indebtedness. The notes will be fully and unconditionally guaranteed on a senior unsecured basis by H&R Block. The guarantee will rank equal in right of payment, on a pari passu basis, with all of H&R Block’s existing and future unsecured and unsubordinated senior indebtedness and guarantees. See “Description of Debt Securities—Guarantees” in the accompanying prospectus. The notes and the guarantee will be effectively junior to any secured debt of Block Financial or H&R Block and effectively junior to liabilities of their subsidiaries, in each case as may be outstanding from time to time.

Optional Redemption

          We may, at our option, redeem the notes in whole or in part at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, plus accrued interest to the redemption date, or

•	as determined by the Independent Investment Banker, the sum of the present values of the remaining principal amount and scheduled payments of interest on the notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 20 basis points plus accrued interest to the redemption date.

          The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

          “Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

          “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

          “Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

•	if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

          “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

          “Reference Treasury Dealer” means (a) each of J.P. Morgan Securities Inc. and Merrill Lynch Government Securities Inc. and their respective successors, unless either of them ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer, and (b) any other Primary Treasury Dealer selected by us.

          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

          We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Notices of redemption may not be conditional. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

          If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

Limitation on Liens

          H&R Block may not, and may not permit any of its subsidiaries to create or permit to exist any lien on any principal property (or any stock or indebtedness of a subsidiary that owns or leases a principal property), whether owned on the date of issuance of the notes or thereafter acquired, to secure any indebtedness, unless H&R Block contemporaneously secures the notes equally and ratably with (or prior to) that obligation. The preceding sentence will not require H&R Block to secure the notes if the lien consists of the following:

•	permitted liens; or

•	liens securing indebtedness if, after giving pro forma effect to the incurrence of such indebtedness (and the receipt and application of the proceeds thereof) or the securing of outstanding indebtedness, all indebtedness of H&R Block and its subsidiaries secured by liens on any principal property (other than permitted liens), at the time of determination does not exceed the greater of $250 million or 15% of the total consolidated stockholders’ equity of H&R Block as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of H&R Block.

          Please refer to “Description of Debt Securities— Certain Covenants— Limitation on Liens” for a discussion of what constitutes “indebtedness” and “principal properties”.

          Under the indenture, “permitted liens” of any person are defined as—

•	pledges or deposits by that person under worker’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which that person is a party, or deposits to secure public or statutory obligations of that person or deposits of cash or bonds to secure performance, surety or appeal bonds to which that person is a party or which are otherwise required of that person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case incurred in the ordinary course of business;

•	liens imposed by law, such as carriers’, warehousemen’s, laborers’, materialmen’s, landlords’, vendors’, workmen’s, operators’, factors and mechanics liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

•	liens for taxes, assessments and other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings;

•	survey exceptions, encumbrances, easements or reservations of or with respect to, or rights of others for or with respect to, licenses, rights-of-way, sewers, electric and other utility lines and usages, telegraph and telephone lines, pipelines, surface use, operation of equipment, permits, servitudes and other similar matters, or zoning or other restrictions as to the use of real property or liens incidental to the conduct of the business of that person or to the ownership of its properties which were not incurred in connection with indebtedness and which do not in the aggregate materially adversely affect the value of the properties or materially impair their use in the operation of the business of that person;

•	liens existing on or provided for under the terms of agreements existing on the date the notes are issued (including, without limitation, under H&R Block’s current credit agreements);

•	liens on property at the time H&R Block or any of its subsidiaries acquired the property or the entity owning the property; however, any such lien may not extend to any other property owned by H&R Block or any of its subsidiaries;

•	liens on any principal property, or any shares of stock or indebtedness of any subsidiary, that H&R Block or any subsidiary acquires after the date of the indenture that are created contemporaneously with such acquisition, or within 24 months after the acquisition, to secure or provide for the payment or financing of any part of the purchase price;

•	liens arising in connection with payables to brokers and dealers in the ordinary course of business;

•	liens arising in connection with deposits and other liabilities incurred by banking and/or other financial services activities in the ordinary course of business;

•	bankers’ liens, rights of setoff and other similar liens existing solely with respect to bank accounts maintained by H&R Block and its subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained; provided that, unless the liens are non-consensual and arise by operation of law, the liens shall not secure (either directly or indirectly) the repayment of any indebtedness;

•	liens arising from, or in connection with, any securitization, sale or other transfer, or any financing, involving loans, servicing assets, securities, receivables or other financial assets (or, in each case, portions of, or participations in, thereof) and/or, in each case, related rights and interests;

•	liens securing the obligations of that person pursuant to any hedging agreements of the type customarily entered into for the purpose of limiting risk with respect to fluctuations in interest rates, foreign currency exchange rates, commodity prices or similar risks;

•	liens on property securing indebtedness that H&R Block or any of its subsidiaries incurs to provide funds for all or any portion of the cost of acquiring, constructing, altering, expanding, improving or repairing that property or assets used in connection with that property;

•	liens securing intercompany indebtedness owed to H&R Block or a wholly owned subsidiary of H&R Block;

•	liens on any property to secure indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality thereof;

•	liens required by any contract, statute, regulation or order in order to permit H&R Block or any of its subsidiaries to perform any contract or subcontract made by it with or at the request of the United States or any State thereof or any department, agency or instrumentality of either or to secure partial, progress, advance or other payments by H&R Block or any of its subsidiaries to the United States or any State thereof or any department agency or instrumentality of either pursuant to the provisions of any contract, statute, regulation or order;

•	liens securing indebtedness of joint ventures in which H&R Block or a subsidiary has an interest to the extent the liens are on property or assets of, those joint ventures;

•	liens resulting from the deposit of funds or evidences of indebtedness in trust for the purpose of defeasing indebtedness of H&R Block or any of its subsidiaries;

•	legal or equitable encumbrances deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment lien or attachment lien in aid of execution on a judgment);

•	any attachment lien being contested in good faith and by proceedings promptly initiated and diligently conducted, unless the attachment giving rise to the lien will not, within 60 days after the entry thereof, have been discharged or fully bonded or will not have been discharged within 60 days after the termination of any such bond;

•	any judgment lien, unless the judgment it secures will not, within 60 days after the entry of the judgment, have been discharged or execution thereof stayed pending appeal, or will not have been discharged within 60 days after the expiration of any such stay;

•	liens to banks arising from the issuance of letters of credit issued by those banks;

•	rights of a common owner of any interest in property held by that person;

•	any defects, irregularities or deficiencies in title to easements, rights-of-way or other properties which do not in the aggregate materially adversely affect H&R Block and its subsidiaries taken as a whole; and

•	liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole, or in part, of any indebtedness secured by any lien referred to in the foregoing clauses (e) through (p); provided, however, that—

–	the new lien must be limited to all or part of the same property that secured the original lien (plus improvements on the property), and

–	the indebtedness secured by the lien at such time is not increased to any amount greater than the sum of—

(A)	the outstanding principal amount or, if greater, committed amount of the indebtedness described under clauses (e) through (1) at the time the original lien became a permitted lien under the indenture, and

(B)	an amount necessary to pay any fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement.

Consolidation, Merger and Sale of Assets

          Neither H&R Block nor we may consolidate with or merge with or into any person, or convey, transfer, or lease all or substantially all of the assets of H&R Block on a consolidated basis, unless the following conditions have been satisfied:

•	either (1) H&R Block is the continuing person in the case of a merger or (2) the surviving corporation is a corporation organized and existing under the laws of the United States, any State, or the District of Columbia and expressly assumes all of the obligations of us and H&R Block under the debt securities and the indenture;

•	immediately after giving effect to the transaction (and treating any indebtedness that becomes an obligation of the successor company or any subsidiary of H&R Block as a result of the transaction as having been incurred by the successor company or the subsidiary at the time of the transaction), no default or event of default would occur or be continuing; and

•	H&R Block has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, or transfer complies with the indenture.

Sinking Fund

          There will be no sinking fund payments for the notes.

Defeasance

          The notes are subject to Block Financial’s legal defeasance option and covenant defeasance option as set forth under “Description of Debt Securities—Satisfaction and Discharge of the Indenture; Defeasance” in the accompanying prospectus.

Book-Entry Procedures

          The following are summaries of certain rules and operating procedures of the Depositary Trust Company (“DTC”) that affect the payment of principal and interest and the transfers of interests in the global notes. Upon issuance, the notes will be issued only in the form of one or more definitive global securities that will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until it is exchanged in whole or in part for notes in definitive form under the limited circumstances described below, a global note may not be transferred except as a whole (1) by DTC to a nominee, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

          Ownership of beneficial interests in a global note will be limited to persons that have accounts with DTC for such global note, which are referred to as participants, or persons that may hold interests through participants. Upon the issuance of a global note, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the notes represented by such global note beneficially owned by such participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC with respect to interests of participants. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the global notes.

          So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of such notes in certificated form and will not be considered the registered owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global note desires to give or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or to take such action or would otherwise act upon the instructions of beneficial owners holding through them.

          Principal and interest payments on interests represented by a global note will be made to DTC or its nominee, as the case may be, as the registered owner of such global note. None of Block Financial, H&R Block, the trustee or any other agent of ours or agent of the trustee will have any responsibility or liability for any facet of the records relating to or payments made on account of beneficial ownership of interests. We expect that DTC, upon receipt of any payment of principal or interest in respect of a global note, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such global note as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

          Notes represented by a global security will be exchangeable for certificated securities with the same terms only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act and a successor depositary is not appointed by us within 90 days;

•	we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

•	a default under the indenture occurs and is continuing.

          DTC advises that it is a limited purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Same-day Settlement and Payment

          Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of the notes will be made by us in immediately available funds.

          The notes are expected to trade in DTC’s Same-Day Funds Settlement System until maturity and secondary market trading activity in the notes will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Additional Terms

          For additional important information about the notes, see “Description of Debt Securities” in the accompanying prospectus. That information includes:

•	a description of events of default under the indenture; and

•	additional information on the indenture and the terms of the notes.

Concerning the Trustee

          We intend to appoint Deutsche Bank Trust Company Americas as the trustee for the notes under the indenture and as registrar, paying agent, transfer agent and authenticating agent with respect to the notes.

UNDERWRITING

          Subject to the terms and conditions set forth in the underwriting agreement dated October 21, 2004, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each underwriter, the principal amount of notes set forth opposite the name of each underwriter:

Principal
Underwriters	Amount

J.P. Morgan Securities Inc.	$160,001,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$160,001,000
Citigroup Global Markets Inc.	$26,666,000
Goldman, Sachs & Co.	$26,666,000
H&R Block Financial Advisors, Inc.	$26,666,000

Total	$400,000,000

          Under the terms and conditions of the underwriting agreement, if the underwriters take any of the notes, then they are obligated to take and pay for all the notes.

          The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market-making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes.

          The underwriters initially propose to offer part of the notes directly to the public at the offering price described on the cover page of this prospectus supplement and part of the notes to certain dealers at a price that represents a concession not in excess of 0.40% of the principal amount of the notes. The underwriters may allow, and any such dealer may reallow, a concession not in excess of 0.25% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms. This offering is being conducted pursuant to Conduct Rule 2720 of the NASD.

          We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

          In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

          Our expenses associated with this offering, to be paid by us, excluding underwriters’ discounts and commissions, are estimated to be $415,000.

          J.P. Morgan Securities Inc. will make the notes available for distribution on the internet through a proprietary web site and/or a third-party system operated by Market Axess Corporation, an internet-based communications technology provider. Market Axess Corporation is providing the system as a conduit for communications between J.P. Morgan Securities Inc. and their respective customers and is not a party to any transactions. Market Axess Corporation, a registered broker-dealer, will receive compensation from J.P. Morgan Securities Inc. based on transactions they conduct through the system. J.P. Morgan Securities Inc. will make the notes available to their respective customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

          In the ordinary course of their respective businesses, certain of the underwriters or their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. In particular, certain of the underwriters or their affiliates, are lenders under our revolving credit facilities. H&R Block Financial Advisors, Inc. is a wholly-owned subsidiary of H&R Block.

LEGAL MATTERS

          The validity of the notes will be passed upon for us by Stinson Morrison Hecker LLP, Kansas City, Missouri and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

          The consolidated financial statements and financial statement schedule of H&R Block, Inc. and subsidiaries as of and for the year ended April 30, 2004 have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The report of independent registered public accounting firm covering the April 30, 2004 consolidated financial statements refers to changes in methods of accounting to adopt Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments,” Emerging Issues Task Force Issue No, 00-21, “Revenue Arrangements with Multiple Deliverables,” and Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” during the year ended April 30, 2004.

          The consolidated financial statements of H&R Block, Inc. as of April 30, 2003 and for the years ended April 30, 2003 and 2002, incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended April 30, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$1,250,000,000

Block Financial Corporation

Debt Securities
Fully and Unconditionally Guaranteed by

H&R Block, Inc.

          Block Financial Corporation may from time to time issue up to a total of $1,250,000,000 of debt securities. The specific terms of the debt securities with respect to which this prospectus is being delivered will be set forth in one or more supplements to this prospectus.

          You should read this prospectus and any prospectus supplement carefully before you purchase any of our debt securities. This prospectus may not be used to sell debt securities unless accompanied by a prospectus supplement.

          We may sell the debt securities directly to you, through agents we select, or through underwriters or dealers we select. If we use agents, underwriters or dealers to sell the debt securities, they will be named and their compensation will be described in one or more prospectus supplements. The net proceeds we expect to receive from such sales will be set forth in the respective prospectus supplements.

          Investing in the debt securities involves risks. See “Risk Factors” on page 3.

          Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 21, 2004.

About This Prospectus

          This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell, from time to time, in one or more offerings, any combination of the debt securities described in this prospectus in a dollar amount that does not exceed $1,250,000,000 in the aggregate. If we issue these debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all debt securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities. If we issue these debt securities with a principal amount denominated in a currency other than U.S. dollars or a composite currency, then, for purposes of calculating the total dollar amount of all debt securities issued under this prospectus, we will treat such U.S. dollar amount that shall result from converting the aggregate public offering price of such debt securities into U.S. dollars at the spot exchange rate in effect on the date such debt securities are initially offered to the public as the total original principal amount of the debt securities. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, a prospectus supplement will be provided that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in our debt securities. See “How to Obtain More Information” and “Incorporation of Information Filed with the SEC” for more information.

          You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our debt securities occurs.

          In this prospectus, we use the terms “Company”, “BFC”, “we” “us” and “our”to refer to Block Financial Corporation. References to “H&R Block” and “Guarantor” are to H&R Block, Inc., a Missouri corporation and our indirect parent company.

How to Obtain More Information

          H&R Block files annual, quarterly and interim reports, proxy and information statements and other information with the SEC. These filings contain important information, which does not appear in this prospectus. You may read and copy any materials we or H&R Block file with the SEC at the SEC’s public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding H&R Block and us at http://www.sec.gov.

          We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the debt securities offered by this prospectus. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference facilities or web site.

Incorporation of Information Filed With the SEC

          The SEC allows us to “incorporate by reference” into this prospectus, which means that we may disclose important information to you by referring you to other documents that we or H&R Block have filed or will file with the SEC. We are incorporating by reference into this prospectus the following document filed with the SEC:

•	H&R Block’s Annual Report on Form 10-K for the year ended April 30, 2004,

•	H&R Block’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2004,

•	H&R Block’s Current Reports on Form 8-K filed July 30, 2004, August 24, 2004 and September 10, 2004, and H&R Block’s Current Report on Form 8-K/ A filed September 16, 2004.

          All documents which we or H&R Block file with the SEC pursuant to section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before the termination of this offering of the debt securities will be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Also, all such documents filed by H&R Block or us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange act of 1934, as amended, after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement will be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus update and supersede information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and supersede statements in and portions of this prospectus or the above listed documents.

          The following information contained in such documents is not incorporated herein by reference:

•	information furnished under Items 2.02 or 7.01 (or Items 9 and 12 before August 23, 2004) of H&R Block’s Current Reports on Form 8-K,

•	certifications accompanying or furnished in any such documents pursuant to Title 18, Section 1350 of the United States Code and

•	any other information in such documents which is not deemed to be filed with the SEC under Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, except that the information contained in Part I to H&R Block’s Quarterly Reports on Form 10-Q shall be deemed to be incorporated herein by reference.

          H&R Block has furnished information under Item 12 “Reports of Operations and Financial Condition” in the Current Report on Form 8-K filed on June 10, 2004, and under Item 2.02 “Reports of Operations and Financial Condition” in the Current Report on Form 8-K/ A filed on August 30, 2004.

          We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents or this prospectus. Please direct your requests to Investor Relations, 1-800-869-9220, ext. 2721, or by mail to 4400 Main Street, Kansas City, Missouri 64111.

Forward-Looking Statements

          This prospectus, any prospectus supplement, and the documents incorporated by reference in this prospectus, may include forward-looking statements within the meaning of Section 27A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1955, as amended. All statements other than statements of historical fact may be deemed to be forward-looking statements. Examples of forward-looking statements include, but are not limited to:

•	projections of revenues, income or loss, earnings or loss per share, capital expenditures, the payment or non-payment of dividends, the repurchase of stock, capital structure and other financial items,

•	statements of plans and objectives of H&R Block’s management or Board of Directors, including plans or objectives relating to products or services,

•	statements of future economic performance, and

•	statements of assumptions underlying the statements described in above bullet points.

          Forward-looking statements can often be identified by the use of forward-looking terminology, such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions. Any forward-looking statement speaks only as of the date on which it is made and is qualified in its entirety by reference to the factors discussed throughout this prospectus and in documents incorporated by reference. We do not undertake to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

          Forward-looking statements are not guarantees of future performance or results, and are subject to known and unknown risks and uncertainties. Actual results may vary materially and adversely from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described in “Risk Factors” below. Other factors not identified could also have such an effect.

          We cannot give you any assurance that the forward-looking statements included or incorporated by reference in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference in this prospectus, you should not regard the inclusion of this information as a representation by us or any other person that the results or conditions described in those statements or objectives and plans will be achieved.

Risk Factors

          Investing in our securities involves a risk of loss. Before investing in the securities, you should carefully consider the risk factors described in “Risk Factors” in H&R Block’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2004, and subsequent filings containing updated disclosures of such factors, together with all of the other information included in this prospectus and any prospectus supplement and the other information that we have incorporated by reference. We also will include in the prospectus supplement additional risk factors applicable to H&R Block and us and the particular debt securities being issued. Any of these risks, as well as other risks and uncertainties, could harm the business and financial results of H&R Block and us, and cause the value of our debt securities to decline, which in turn could cause you to lose all or a part of your investment. These risks are not the only ones facing H&R Block or us. Additional risks not currently known to H&R Block or us or that we currently deem immaterial also may impair or harm the business and financial results of H&R Block and us. Statements in or portions of a future document incorporated by reference in this prospectus, including, without limitation, those relating to risk factors, may update and supersede statements in and portions of this prospectus or such incorporated documents.

Block Financial Corporation

          Block Financial is an indirect wholly-owned subsidiary of H&R Block. Block Financial was organized in May 1992 for the purpose of developing and providing tax-related and technology-related financial services. Block Financial’s principal business activities include:

•	originating residential mortgage loans, servicing non-prime residential mortgage loans, and selling and securitizing residential mortgage loans and residual interests in residential mortgage loans,

•	purchasing participation interests in Refund Anticipation Loans or “RALS” made by a lending bank to H&R Block tax customers,

•	providing brokerage services and investment planning services,

•	offering equity lines of credit to H&R Block’s tax preparation franchisees,

•	issuing commercial paper and corporate debt obligations to finance our working capital needs, and

•	developing and marketing TaxCut income tax preparation software, H&R Block DeductionPro™, Kiplinger’s Home and Business Attorney and Kiplinger’s WILLPowerSM software products.

          Refund Anticipation Loans. Since July 1996, Block Financial has been a party to agreements with Household Tax Masters, Inc. and others to purchase participation interests in RALs provided by a lending bank to H&R Block tax clients. The July 1996 agreement was amended and restated in January 2003 and again in June 2003. In January 2003, Block Financial entered into an agreement with Household, whereby Block Financial waived its right to purchase any participation interests in and to receive fees related to RALs during the period January 1, through April 30, 2003. In the June 2003 agreement, Block Financial obtained the right to purchase a 49.9% participation interest in RALs obtained through offices owned by subsidiaries of H&R Block and a 25% interest in RALs obtained through major franchise offices. The current agreement continues through June 2006. Block Financial’s purchases of the RAL participation interests are financed through short-term borrowings, and it bears all of the credit risk associated with its interests in the RALs.

          Mortgage Services. Block Financial’s Mortgage Services segment originates mortgage loans, services non-prime loans and sells and securitizes mortgage loans and residual interests in the United States. Revenues consist primarily of gains from sales and securitizations of mortgage assets, interest income and servicing fee income.

          Investment Services. Block Financial’s Investment Services segment provides brokerage services and investment planning through H&R Block Financial Advisors, Inc. Products and services offered to customers include traditional brokerage products, as well as annuities, insurance, fee-based accounts, online account access, equity research and focus lists, model portfolios, asset allocation strategies, and other investment tools and information.

          Franchise Equity Lines of Credit. Block Financial offers to H&R Block’s tax preparation franchisees lines of credit under a program designed to better enable the franchisees to refinance existing business debt, expand or renovate offices or meet off-season cash flow needs. A franchise equity loan is a revolving line of credit secured by the H&R Block franchise and underlying business.

          Block Financial’s principal executive office is located at 4400 Main Street, Kansas City, Missouri 64111 and its telephone number is (816) 753-6900.

H&R Block, Inc.

          H&R Block, Inc. is a diversified company delivering tax products and services and financial advice, investment and mortgage products and services and business and consulting services. For nearly 50 years, H&R Block has been developing relationships with millions of tax clients and its strategy is to expand on these relationships. H&R Block’s tax services segment provides income tax return preparation services, electronic filing services and other services and products related to income tax preparation to the general public in the United States, and also in Canada, Australia and the United Kingdom. H&R Block also offers investment services through H&R Block Financial Advisors, Inc. H&R Block’s mortgage services segment offers a full range of home mortgage products and services through Option One Mortgage Corporation and H&R Block Mortgage Corporation. RSM McGladrey Business Services, Inc. is a national accounting, tax and consulting firm primarily serving mid-sized businesses. H&R Block, Inc. was organized as a corporation in 1955 under the laws of the State of Missouri, and is a holding company with operating subsidiaries providing tax and financial products and services to the general public.

          Tax Services. H&R Block’s Tax Services segment is primarily engaged in providing tax return preparation, filing and related services and products in the United States, Canada, Australia and the United Kingdom. Revenues include fees earned for tax-related services performed at company-owned retail tax offices, royalties from franchise retail tax offices, sales of service guarantees associated with tax returns prepared by us, sales of tax preparation and other software, fees from online tax preparation, and fees related to refund anticipation loans. Retail income tax return preparation and related services is H&R Block’s original business. These services are provided by tax professionals via a system of retail offices operated directly by H&R Block or by franchisees. In addition to its retail offices, H&R Block offers digital tax preparation alternatives.

          Mortgage Services. H&R Block’s Mortgage Services segment originates mortgage loans, services non-prime loans and sells and securitizes mortgage loans and residual interests in the United States. Revenues consist primarily of gains from sales and securitizations of mortgage assets, interest income and servicing fee income.

          Business Services. H&R Block’s Business Services segment offers middle-market companies accounting, tax and consulting services. H&R Block has continued to expand the services it has to offer to clients by adding wealth management, retirement resources, payroll services, corporate finance and financial process outsourcing.

          Investment Services. H&R Block’s Investment Services segment provides brokerage services and investment planning through H&R Block Financial Advisors, Inc. Products and services offered to customers include traditional brokerage products, as well as annuities, insurance, fee-based accounts, online account access, equity research and focus lists, model portfolios, asset allocation strategies, and other investment tools and information.

          Changes in Segment Reporting. In the first quarter of fiscal year 2005, H&R Block’s reportable segments were redefined and the previously reported International Tax Operations and U.S. Tax Operations segments were aggregated and are now reported as the Tax Services segment.

          H&R Block is headquartered at 4400 Main Street, Kansas City, Missouri and its telephone number is (816) 753-6900.

Use of Proceeds

          Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the debt securities for working capital, capital expenditures and other general corporate purposes, including refinancing of existing debt. Pending such uses, we may temporarily invest the net proceeds in interest-bearing securities. The prospectus supplement relating to an offering may contain a more detailed description of the use of proceeds.

Ratio of Earnings to Fixed Charges

          The ratios of earnings to fixed charges for each of the fiscal years ended April 30, 2000 through 2004 and the quarterly period ended July 31, 2004, for H&R Block and Block Financial are set forth below. Due to the seasonal nature of our Tax Services and Business Services segments, the ratio of earnings to fixed charges for the quarterly period ended July 31, 2004 is not indicative of the ratio for the full fiscal year.

	Three
	Months
	Ended	Fiscal Year Ended April 30,
	July 31,
	2004	2004	2003	2002	2001	2000

Block Financial Corporation	6.3	13.3	9.9	3.8	1.5	1.7
H&R Block, Inc	(0.9)	8.1	7.0	5.0	2.6	3.0

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings consist of earnings from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense and the portion of operating rental expense management believes represents the interest component of rent expense.

Description of Debt Securities

          This prospectus sets forth some of the general terms and provisions of the debt securities. The particular terms of the debt securities and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities.

          The debt securities will be general obligations of us and will be irrevocably and unconditionally guaranteed by H&R Block. The debt securities and guarantees will be issued under an indenture between us, H&R Block and Bankers Trust Company, as trustee for our $250,000,000 6.75% senior notes due 2004, and The Bank of New York, as trustee for our $500,000,000 8.50% senior notes due 2007. The trustee for each additional series of debt securities will be named in the prospectus supplement for that series. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The following discussion of certain provisions of the indenture is a summary only and does not purport to be a complete description of the terms and provisions of the indenture.

General

          The indenture does not limit the aggregate principal amount of debt securities that we can issue under the indenture. The debt securities may be issued in one or more series as our board of directors may authorize from time to time. The prospectus supplement relating to any debt securities being offered will include the specific terms relating to the offering. These terms will include some or all of the following:

•	the title of debt securities of the series;

•	any limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

•	the date or dates on which the principal and premium, if any, with respect to the debt securities of the series are payable;

•	the rate or rates (which may be fixed or variable) at which the debt securities of the series will bear interest (if any) and the method of determining any variable rate of interest;

•	the date or dates from which interest will accrue on the debt securities;

•	the interest payment dates on which we will pay interest or the method for determining the interest payment dates;

•	the record dates for the determination of holders of the debt securities to whom interest is payable (in the case of registered securities);

•	the basis upon which we will calculate interest if other than that of a 360-day year of twelve 30-day months;

•	the place or places of payment where we will pay the principal, premium, if any, and interest with respect to debt securities of the series;

•	the price or prices at which, the period or periods within which, and the terms and conditions upon which we may redeem the debt securities of the series, in whole or in part, at our option or otherwise;

•	our obligation, if any, to redeem, purchase, or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder and the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series will be redeemed, purchased, or repaid, in whole or in part, pursuant to these obligations;

•	the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other debt securities of us, H&R Block or any other obligor and the terms and conditions upon which such conversion or exchange will be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other provision in addition to or in lieu of those described herein;

•	the denominations in which we will issue the debt securities of the series;

•	if the amount of principal, premium, if any, or interest with respect to the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which these amounts will be determined;

•	if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any date of determination for any purpose, including the principal amount that will be due and payable upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any date of determination (or, in such case, the manner in which the deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

•	any changes or additions to the provisions of the indenture dealing with defeasance, including the addition of additional covenants that are subject to our covenant defeasance option;

•	the coin or currency or currencies or units of two or more currencies in which we will pay the principal of and premium, if any, and interest with respect to debt securities of the series if other than Unites States currency;

•	if other than the full principal amount of the debt securities, the portion of the principal amount of debt securities of the series that will be payable upon declaration of acceleration or provable in bankruptcy;

•	the terms, if any, of any liens granted as security for the debt securities of the series and a description of the collateral securing those liens, including whether certain provisions of the Trust Indenture Act are applicable and any corresponding changes to provisions of the indenture as currently in effect;

•	any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal of and interest on, those debt securities due and payable;

•	if the debt securities of the series are issued in whole or in part in the form of a global security, the terms and conditions, if any, upon which the holders may exchange the global security in whole or in part for other individual debt securities in definitive registered form and the depositary for the global security;

•	any trustees, authenticating or paying agents, transfer agents or registrars;

•	the applicability of, and any addition to or change in the covenants and definitions currently set forth in the indenture or in the terms relating to permitted consolidations, mergers, or sales of assets, including conditioning any merger, conveyance, transfer or lease permitted by the indenture upon the satisfaction of an indebtedness coverage standard by us and any successor company;

•	the terms, if any, of any guarantee (other than the guarantee of H&R Block) of the payment of principal of, and premium, if any, and interest on, debt securities of the series and any corresponding changes to the provisions of the indenture as currently in effect;

•	the subordination, if any, of the debt securities of the series pursuant to the indenture and any changes or additions to the provisions of the indenture relating to subordination;

•	with regard to debt securities of any series that do not bear interest, the dates for certain required reports to the trustee; and

•	any other terms of the debt securities of the series that are not prohibited by the indenture.

          The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the series of debt securities to which the prospectus supplement relates, including the following:

•	debt securities with respect to which payments of principal, premium, or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies, or commodities);

•	debt securities with respect to which principal, premium, or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

          We will make payments of interest on the debt securities at the corporate trust office of the trustee for the applicable series or at our option by check mailed to the registered holders or, if so provided in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

          Unless otherwise provided in the applicable prospectus supplement, holders of debt securities may transfer or exchange their debt securities at the office of the trustee at which its corporate trust business is principally administered in the United States or at the office of the trustee or the trustee’s agent in the Borough of Manhattan, the City and State of New York, at which its corporate agency business is conducted, subject to the limitations provided in the indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith.

Guarantees

          H&R Block will irrevocably and unconditionally guarantee to each holder of a debt security the due and punctual payment of the principal of, and any premium and interest on, the debt security, when and as the same become due and payable, whether at maturity, upon acceleration, by call for redemption or otherwise. H&R Block has:

•	agreed that its obligations under the guarantees in the event of an event of default will be as if it were principal obligor and not merely surety, and will be enforceable irrespective of any invalidity, irregularity or unenforceability of any series of the debt securities or the indenture or any indenture supplement; and

•	waived its right to require the trustee or the holders to pursue or exhaust their legal or equitable remedies against us prior to exercising their rights under the guarantees.

Global Securities

          The debt securities of a series may be issued in whole or in part in the form of one or more fully registered global securities that will be deposited with a depositary, or with a nominee for a depositary identified in the prospectus supplement relating to the series. In such case, one or more global securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of the successor.

          We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities represented by a global security in the prospectus supplement relating to the series. We anticipate that the following provisions will apply to all depositary arrangements.

          Upon the issuance of a global security, the depositary for the global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of persons that have accounts with the depositary, who are commonly referred to as “participants”. The amounts to be credited will be designated by any underwriters or agents participating in the distribution of the debt securities. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interest through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary for the global security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global security will not:

•	be entitled to have the debt securities represented by the global security registered in their names,

•	receive or be entitled to receive physical delivery of their debt securities in definitive form, or

•	be considered the owners or holders of the debt securities under the indenture.

          We will pay to the depositary or its nominee, as the registered owner of a global security, the principal, premium, if any, and interest payments on debt securities represented by the global security. Neither we, nor the trustee or any paying agent for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

          We expect that the depositary for any debt securities represented by a global security, upon receipt of any payment of principal, premium, or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street name, and will be the responsibility of the participants.

          If the depositary for any debt securities represented by a global security is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue debt securities in definitive form in exchange for the global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more global securities. In such event, we will issue debt securities of the series in definitive form in exchange for the global security or securities representing the debt securities.

Subordination

          Debt securities of any series may be subordinated to our senior indebtedness to the extent set forth in the prospectus supplement relating to that series. In general, senior indebtedness for any series of subordinated debt securities will be defined as:

•	indebtedness that we owe to banks, and

•	any other indebtedness that we designate as senior indebtedness with respect to that series.

The prospectus supplement relating to each series of subordinated debt securities will describe the specific terms and conditions of the subordination.

          Upon any payment or distribution of our to creditors or upon a total or partial liquidation or dissolution of us or in a bankruptcy, receivership, or similar proceeding relating to us or our property—

•	holders of senior indebtedness will be entitled to receive payment in full in cash of the senior indebtedness before holders of subordinated debt securities will be entitled to receive any payment of principal, premium, or interest with respect to the subordinated debt securities, and

•	until the senior indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of senior indebtedness (except that the holders of subordinated debt securities may receive shares of stock and any debt securities that are subordinated to senior indebtedness to at least the same extent as the subordinated debt securities).

          We may not—

•	make any payments of principal, premium, or interest with respect to subordinated debt securities,

•	make any deposit for the purpose of defeasance of the subordinated debt securities, or

•	repurchase, redeem, or otherwise retire any subordinated debt securities (except, in the case of subordinated debt securities that provide for a mandatory sinking fund, by our delivery of subordinated debt securities to the trustee in satisfaction of our sinking fund obligation)

          if—

•	any principal, premium, if any, or interest with respect to senior indebtedness is not paid within any applicable grace period (including at maturity) or

•	any other default on senior indebtedness occurs and the maturity of the senior indebtedness is accelerated in accordance with its terms,

          unless, in either case—

•	the default has been cured or waived and the acceleration has been rescinded,

•	the senior indebtedness has been paid in full in cash, or

•	the holders of the senior indebtedness give the trustee and us written notice approving the payment.

          During the continuance of any default (other than those described above) under any senior indebtedness that permits the holders of the senior indebtedness to immediately accelerate the senior indebtedness’ maturity without further notice or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period (the “payment blockage period”) commencing on the receipt by the trustee and us of written notice of the default from the representative of the senior indebtedness specifying an election to effect a payment blockage period (a “blockage notice”). The payment blockage period may be terminated before its expiration by—

•	written notice to the trustee and us from the person who gave the blockage notice,

•	repayment in full in cash of the senior indebtedness with respect to which the blockage notice was given, or

•	because the default giving rise to the payment blockage period is no longer continuing.

          Unless the holders of the senior indebtedness have accelerated the maturity of their indebtedness, we may resume payments on the subordinated debt securities after the expiration of the payment blockage period. Not more than one blockage notice may be given in any period of 360 consecutive days unless the first blockage notice within the 360-day period is given by or on behalf of holders of senior indebtedness other than bank indebtedness, in which case the representative of the bank indebtedness may give another blockage notice within such period. In no event, however, may the total number of days during which any payment blockage period or periods is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. After all senior indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities will be subrogated to the rights of holders of senior indebtedness to receive distributions applicable to senior indebtedness.

          All payments by H&R Block pursuant to any guarantees of subordinated debt securities will be subordinated in right of payment to the prior payment in full of all senior indebtedness of H&R Block.

          By reason of such subordination, in the event of insolvency, creditors of H&R Block and us who are holders of senior indebtedness, as well as certain general creditors of H&R Block and us, may recover more, ratably, than the holders of the subordinated debt securities.

Events of Default and Remedies

          The following events are defined in the indenture as “events of default” with respect to each series of debt securities:

•	default in the payment of any installment of interest on any debt securities of that series as and when the same becomes due and payable (whether or not, in the case of subordinated debt securities, the payment is prohibited by reason of the subordination provisions described above) and continuance of the default for a period of 30 days;

•	default in the payment of principal or premium with respect to any debt securities of that series as and when the same becomes due and payable, whether at maturity, upon redemption, by declaration, upon required repurchase, or otherwise (whether or not, in the case of subordinated debt securities, the payment is prohibited by reason of the subordination provisions described above);

•	default in the payment of any sinking fund payment with respect to any debt securities of that series as and when the same becomes due and payable;

•	failure on the part of H&R Block or us to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets;

•	failure on the part of H&R Block or us duly to observe or perform any of our other covenants or agreements with respect to that series, which failure continues for a period of 60 days after the date on which the trustee or the holders of at least 25% of the then outstanding principal amount of the debt securities of that series provide written notice specifying the failure and requiring H&R Block or us to remedy the same;

•	indebtedness of H&R Block or any its subsidiaries is not paid within any applicable grace period after final maturity or is accelerated by the holders of the indebtedness because of a default, but only if the total amount of the indebtedness unpaid or accelerated exceeds $100 million or the United States dollar equivalent at the time and the default remains uncured or the acceleration is not rescinded for 10 days after the date on which the trustee or the holders of at least 25% of the then outstanding principal amount of the debt securities of that series provide written notice specifying the failure and requiring H&R Block to remedy the same;

•	certain events of bankruptcy or insolvency occur with respect to H&R Block or us; or

•	any other event of default specified in the prospectus supplement for that series of debt securities.

          An event of default with respect to one series of debt securities is not necessarily an event of default for another series.

          If an event of default occurs and is continuing with respect to any series of debt securities, unless the principal and interest with respect to all the debt securities of that series have already become due and payable, either the trustee or the holders of at least 25% of the then outstanding principal amount of the debt securities of that series may declare the principal of (or, if the debt securities were issued at a discount below their stated principal amount and bear no interest or interest at a rate that at the time of issuance is below market, the portion of the principal amount as may be specified in the series) and interest on all the debt securities of that series due and payable immediately.

          If an event of default occurs and is continuing, the trustee may—

•	institute any action or proceeding for the collection of the sums so due and unpaid or to enforce the performance of any provision of the debt securities of the affected series or the indenture,

•	prosecute any such action or proceeding to judgment or final decree, and

•	enforce any such judgment or final decree against us or any other obligor on the debt securities of that series.

          In addition, if any proceedings for the bankruptcy or reorganization of us or any other obligor on the debt securities is pending, or if a receiver, trustee, or similar official is appointed for our or another obligor’s property, the trustee may file and prove a claim for the whole amount of principal, premium and interest (or, in the case of debt securities that are issued at a discount, the portion of the principal amount as may be specified in the terms of that series) owing and unpaid with respect to the debt securities.

          No holder of any debt securities of any series will have any right to institute any action or proceeding upon or under or with respect to the indenture, for the appointment of a receiver or trustee, or for any other remedy, unless—

•	the holder previously has given written notice to the trustee that an event of default with respect to the debt securities of that series has occurred and is continuing,

•	the holders of at least 25% of the then outstanding principal amount of the debt securities of that series requested the trustee to institute such action or proceeding with respect to the event of default and have offered to the trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred by it in connection with the action or proceeding, and

•	the trustee, for 60 days after its receipt of the above notice, request, and offer of indemnity has failed to institute the action or proceeding and no direction inconsistent with the written request has been given to the trustee pursuant to the provisions of the indenture.

          Prior to the acceleration of the maturity of the debt securities of any series, the holders of a majority of the then outstanding principal amount of the debt securities of that series may, on behalf of the holders of all debt securities of that series, waive any past default or event of default and its consequences for that series, except—

•	a default in the payment of the principal, premium or interest with respect to such debt securities, or

•	a default with respect to a provision of the indenture that cannot be amended without the consent of each holder affected thereby.

          In case of any waiver, the default will cease to exist, any event of default arising therefrom will be deemed to have been cured for all purposes, and we, the trustee and the holders of the debt securities of that series will be restored to our former positions and rights under the indenture.

          Within 90 days after the occurrence of a default known to the trustee with respect to a series of debt securities, the trustee will give to the holders of the debt securities of that series notice of all uncured defaults with respect to that series that are known to it, unless the defaults have been cured or waived before the giving of the notice. However, except in the case of default in the payment of principal, premium, or interest with respect to the debt securities of any series or in the making of any sinking fund payment with respect to the debt securities of any series, the trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of the debt securities.

Modification of the Indenture

          H&R Block, the trustee and we may enter into supplemental indentures without the consent of the holders of debt securities issued under the indenture for one or more of the following purposes:

•	to evidence the succession of another person to us or H&R Block pursuant to the provisions of the indenture relating to consolidations, mergers, and sales of assets and the assumption by the successor of the covenants, agreements, and obligations of us or H&R Block in the indenture and in the debt securities;

•	to surrender any right or power conferred upon us or H&R Block by the indenture, to add to the covenants of us or H&R Block such further covenants, restrictions, conditions, or provisions for the protection of the holders of all or any series of debt securities as our board of directors or the board of directors of H&R Block consider to be for the protection of the holders of the debt securities, and to make the occurrence, or the occurrence and continuance of a default in any of such additional covenants, restrictions, conditions, or provisions, a default or an event of default under the indenture (provided, however, that with respect to any such additional covenant, restriction, condition, or provision, the supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon the occurrence of the default, may limit the remedies available to the trustee upon the occurrence of the default, or may limit the right of holders of a majority in aggregate principal amount of any or all series of debt securities to waive the default);

•	to cure any ambiguity or to correct or supplement any provision contained in the indenture, in any supplemental indenture, or in any debt securities that may be defective or inconsistent with any other provision contained in the indenture; to convey, transfer, assign, mortgage, or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the indenture as do not adversely affect the interests of any holders of debt securities of any series;

•	to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

•	to add or change any of the provisions of the indenture to change or eliminate any restriction on the payment of principal or premium with respect to debt securities so long as any such action does not adversely affect the interest of the holders of debt securities in any material respect or permit or facilitate the issuance of debt securities of any series in uncertificated form;

•	to comply with the provisions of the indenture relating to consolidations, mergers, and sales of assets;

•	in the case of subordinated debt securities, to make any change in the provisions of the indenture relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provisions (but only if the holder of senior indebtedness consents to the change);

•	to add additional guarantees with respect to the debt securities or to secure the debt securities;

•	to make any change that does not adversely affect the rights of any holder;

•	to add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any addition, change, or elimination not otherwise permitted under the indenture will (1) neither apply to any debt securities of any series created prior to the execution of the supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such debt security with respect to such provision or (2) become effective only when there is no such debt security outstanding;

•	to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and add to or change any of the provisions of the indenture that are necessary to provide for or facilitate the administration of the indenture by more than one trustee; and

•	to establish the form or terms of debt securities of any series.

          With the consent of the holders of a majority of the then outstanding principal amount of the debt securities of each affected series, we, H&R Block and the trustee may from time to time and at any time enter into a supplemental indenture for the purpose of adding any provisions to, changing in any manner, or eliminating any of the provisions of the indenture or of any supplemental indenture or modifying in any manner the rights of the holder of the debt securities of that series.

          Without the consent of the holders of each debt security so affected, no supplemental indenture will—

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment,

•	reduce the rate of or extend the time for payment of interest on any debt security,

•	reduce the principal of or extend the stated maturity of any debt security,

•	reduce the premium payable upon the redemption of any debt security or change the time at which any debt security may or will be redeemed,

•	make any debt security payable in a currency other than that stated in the debt security,

•	in the case of any subordinated debt security, make any change in the provisions of the indenture relating to subordination that adversely affects the rights of any holder under those provisions,

•	release any security that may have been granted with respect to the debt securities, or

•	make any change in the provisions of the indenture relating to waivers of defaults or amendments that require unanimous consent.

Certain Covenants

          Limitation on Liens. H&R Block may not, and may not permit any of its subsidiaries to, directly or indirectly, create or permit to exist any lien on any principal property (or any stock or indebtedness of a subsidiary that owns or leases a principal property), whether owned on the date of issuance of the debt securities or thereafter acquired, to secure any obligation, unless H&R Block contemporaneously secures the debt securities equally and ratably with (or prior to) that obligation. The preceding sentence will not require H&R Block to secure the debt securities if the lien consists of the following:

•	permitted liens; or

•	liens securing indebtedness if, after giving pro forma effect to the incurrence of such indebtedness (and the receipt and application of the proceeds thereof) or the securing of outstanding indebtedness, all indebtedness of H&R Block and its subsidiaries secured by liens on any principal property (other than permitted liens), at the time of determination does not exceed 10% of the total consolidated stockholders’ equity of H&R Block as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of H&R Block.

          Under the indenture, a “principal property” is any property or assets owned by H&R Block or any of its subsidiaries other than any property which, in the good faith opinion of H&R Block’s board of directors, is not of material importance to the business conducted by H&R Block and its subsidiaries taken as a whole.

          Under the indenture, the term “indebtedness” means, with respect to any person on any date of determination (without duplication)—

•	the principal of indebtedness of that person for borrowed money;

•	the principal of obligations of that person evidenced by bonds, debentures, notes or other similar instruments;

•	all obligations of that person that are required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with generally accepted accounting principles;

•	all obligations of that person to pay the deferred and unpaid purchase price of property or services other than trade payables;

•	all obligations of that person in respect of letters of credit or other similar instruments, other than obligations with respect to letters of credit securing obligations (other than obligations listed in the preceding four bullet points) entered into in the ordinary course of business, if the letters of credit are not drawn upon or, if drawn upon, the drawing is reimbursed with three business day after a demand for repayment has been made;

•	the amount of all obligations of that person with respect to the redemption, repayment or other repurchase of any disqualified stock, other than accrued dividends. “Disqualified stock” is any capital stock that by its terms (or by the terms of any security into which it is convertible of for which it is exchangeable) or upon the happening of any event—

–	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

–	is convertible or exchangeable for indebtedness (other than preferred stock) or “disqualified stock” or

–	is redeemable at the option of the holder thereof, in whole or in part on or prior to the first anniversary of the maturity date of the debt securities.

•	all indebtedness of other persons secured by a lien on any asset of that person, whether or not the indebtedness is assumed by that person; provided, however, that the amount of the indebtedness will be the lesser of—

–	the fair market value of the asset at the date of determination; and

–	the amount of the indebtedness of the other persons; and

•	all indebtedness of other persons to the extent guaranteed by that person.

          Under the indenture, “permitted liens” of any person are defined as—

•	pledges or deposits by that person under worker’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which that person is a party, or deposits to secure public or statutory obligations of that person or deposits of cash or bonds to secure performance, surety or appeal bonds to which that person is a party or which are otherwise required of that person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case incurred in the ordinary course of business;

•	liens imposed by law, such as carriers’, warehousemen’s, laborers’, materialmen’s, landlords’, vendors’, workmen’s, operators’, factors and mechanics liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

•	liens for taxes, assessments and other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings;

•	survey exceptions, encumbrances, easements or reservations of or with respect to, or rights of others for or with respect to, licenses, rights-of-way, sewers, electric and other utility lines and usages, telegraph and telephone lines, pipelines, surface use, operation of equipment, permits, servitudes and other similar matters, or zoning or other restrictions as to the use of real property or liens incidental to the conduct of the business of that person or to the ownership of its properties which were not incurred in connection with indebtedness and which do not in the aggregate materially adversely affect the value of the properties or materially impair their use in the operation of the business of that person;

•	liens existing on or provided for under the terms of agreements existing on date any debt securities are issued (including, without limitation, under H&R Block’s then existing credit agreement);

•	liens on property at the time H&R Block or any of its subsidiaries acquired the property or the entity owning the property; however, any such lien may not extend to any other property owned by H&R Block or any of its subsidiaries;

•	liens on any principal property, or any shares of stock or indebtedness of any subsidiary, that H&R Block or any subsidiary acquires after the date of the indenture that are created contemporaneously with such acquisition, or within 24 months after the acquisition, to secure or provide for the payment or financing of any part of the purchase price;

•	liens arising in connection with the securitization of any mortgage loans that H&R Block or any of its subsidiaries own;

•	liens arising in connection with the sale of any credit card receivables that H&R Block or any of its subsidiaries own;

•	liens securing the obligations of that person pursuant to any hedging agreements of the type customarily entered into for the purpose of limiting risk with respect to fluctuations in interest rates, foreign currency exchange rates, commodity prices or similar risks;

•	liens on property securing indebtedness that H&R Block or any of its subsidiaries incurs to provide funds for all or any portion of the cost of acquiring, constructing, altering, expanding, improving or repairing that property or assets used in connection with that property;

•	liens securing intercompany indebtedness owed to H&R Block or a wholly owned subsidiary of H&R Block;

•	liens on any property to secure indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality thereof;

•	liens required by any contract, statute, regulation or order in order to permit H&R Block or any of its subsidiaries to perform any contract or subcontract made by it with or at the request of the United States or any State thereof or any department, agency or instrumentality of either or to secure partial, progress, advance or other payments by H&R Block or any of its subsidiaries to the United States or any State thereof or any department agency or instrumentality of either pursuant to the provisions of any contract, statute, regulation or order;

•	liens securing indebtedness of joint ventures in which H&R Block or a subsidiary has an interest to the extent the liens are on property or assets of, those joint ventures;

•	liens resulting from the deposit of funds or evidences of indebtedness in trust for the purpose of defeasing indebtedness of H&R Block or any of its subsidiaries;

•	legal or equitable encumbrances deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment lien or attachment lien in aid of execution on a judgment);

•	any attachment lien being contested in good faith and by proceedings promptly initiated and diligently conducted, unless the attachment giving rise to the lien will not, within 60 days after the entry thereof, have been discharged or fully bonded or will not have been discharged within 60 days after the termination of any such bond;

•	any judgment lien, unless the judgment it secures will not, within 60 days after the entry of the judgment, have been discharged or execution thereof stayed pending appeal, or will not have been discharged within 60 days after the expiration of any such stay;

•	liens to banks arising from the issuance of letters of credit issued by those banks;

•	rights of a common owner of any interest in property held by that person;

•	any defects, irregularities or deficiencies in title to easements, rights-of-way or other properties which do not in the aggregate materially adversely affect the value of the properties or materially impair their use in the operation of the business of the person; and

•	liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole, or in part, of any indebtedness secured by any lien referred to in the foregoing clauses (e) through (p); provided, however, that—

–	the new lien must be limited to all or part of the same property that secured the original lien (plus improvements on the property), and

–	the indebtedness secured by the lien at such time is not increased to any amount greater than the sum of—

(B)	the outstanding principal amount or, if greater, committed amount of the indebtedness described under clauses (e) through (1) at the time the original lien became a permitted lien under the indenture, and

(C)	an amount necessary to pay any fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement.

          Ownership of the Company. So long as any of the debt securities are outstanding and subject to certain rights described below under “—Consolidation, Merger, and Sale of Assets”, H&R Block will continue to own, directly or indirectly, all of our outstanding voting shares.

Consolidation, Merger and Sale of Assets

          Neither H&R Block nor we may consolidate with or merge with or into any person, or convey, transfer, or lease all or substantially all of our assets, unless the following conditions have been satisfied:

•	either (1) H&R Block is the continuing person in the case of a merger or (2) the surviving corporation is a corporation organized and existing under the laws of the United States, any State, or the District of Columbia and expressly assumes all of the obligations of us and H&R Block under the debt securities and the indenture;

•	immediately after giving effect to the transaction (and treating any indebtedness that becomes an obligation of the successor company or any subsidiary of H&R Block as a result of the transaction as having been incurred by the successor company or the subsidiary at the time of the transaction), no default or event of default would occur or be continuing; and

•	H&R Block has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, or transfer complies with the indenture.

Satisfaction and Discharge of the Indenture; Defeasance

          The indenture will generally cease to be of any further effect with respect to a series of debt securities if

•	we have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions) or

•	all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee as trust funds the entire amount in the currency in which the debt securities are denominated sufficient to pay at maturity or upon redemption all of those debt securities.

          In either case, we must also pay or cause to be paid all other sums payable by us under the indenture.

          In addition, we have a “legal defeasance option” that permits us to terminate, with respect to the debt securities of any particular series, all of our obligations under those debt securities and the indenture with respect to those debt securities. If we exercise our legal defeasance option with respect to a series of debt securities, payment of those debt securities cannot be accelerated because of an event of default.

          We also have a “covenant defeasance option” that permits us to terminate, with respect to the debt securities of any particular series, our obligations with respect to those debt securities under certain specified covenants contained in the indenture. If we exercise our covenant defeasance option with respect to any series of debt securities, payment of those debt securities cannot be accelerated because of an event of default related to the specified covenants.

          We may exercise our legal defeasance option or our covenant defeasance option with respect to the debt securities of a series only if, among other things—

•	we irrevocably deposits in trust with the trustee cash or United States government securities sufficient to pay the principal, premium, and interest with respect to those debt securities to maturity or redemption, as the case may be,

•	we deliver to the trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payment of principal and interest when due and without reinvestment on the deposited U.S. government securities plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, and interest when due with respect to all the debt securities of those series to maturity or redemption, as the case may be,

•	91 days after the deposit is made and during that 91-day period no default relating the bankruptcy or dissolution of us or H&R Block occurs that is continuing at the end of that period,

•	no event of default has occurred and is continuing on the date of the deposit and after giving effect to the deposit, and

•	the deposit does not constitute a default under any other agreement binding on us or H&R Block, and, in the case of subordinated debt securities, is not prohibited by the provisions of the indenture relating to subordination.

          The trustee will hold in trust the cash or U.S. government securities deposited with it as described above and will apply the deposited cash and the proceeds from the deposited U.S. government securities to the payment of principal, premium, and interest with respect to the debt securities of the defeased series. In the case of subordinated debt securities, the money and U.S. government securities so held in trust will not be subject to the subordination provisions of the indenture.

The Trustee

          We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business and the trustee may own debt securities.

Plan of Distribution

          We may sell the debt securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to the public or to investors;

•	through agents to the public or to investors;

•	directly to investors;

•	through a number of direct sales or auctions performed by utilizing the Internet or a bidding or ordering system; or

•	through a combination of any of these methods of sale.

          We may distribute the debt securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

Sale Through Underwriters

          If we use underwriters in the sale, such underwriters will acquire the debt securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

Sale Through Agents

          We may sell offered debt securities through agents designated by us. Unless indicated in the prospectus supplement, the agents will use their reasonable best efforts to solicit purchases for the period of their appointment.

Direct Sales

          We may also sell offered debt securities directly. In this case, no underwriters or agents would be involved.

Sale Through the Internet

          We may from time to time offer debt securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such debt securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

          Such a bidding or ordering system may present to each bidder, on a real-time basis, relevant information to assist you in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Typically the clearing spread will be indicated as a number of basis points above an index treasury note. Other pricing methods may also be used. Upon completion of such an auction process, the debt securities will be allocated based on prices bid, terms of bid or other factors.

          The final offering price at which debt securities would be sold and the allocation of debt securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of Internet auction or pricing and allocation systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of debt securities. The specific rules of such an auction would be distributed to potential bidders in an applicable prospectus supplement.

          If an offering is made using such a bidding or ordering system you should review the auction rules, as described in the prospectus supplement, for a more detailed description of such offering procedures.

General Information

          Underwriters, dealers and agents that participate in the distribution of the offered debt securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered debt securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

          We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

Legal Matters

          The validity of the securities to be offered by this prospectus will be passed upon for us by Stinson Morrison Hecker LLP, Kansas City, Missouri.

Experts

          The consolidated financial statements and financial statement schedule of H&R Block, Inc. and subsidiaries as of and for the year ended April 30, 2004 have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The report of independent registered public accounting firm covering the April 30, 2004 consolidated financial statements refers to changes in methods of accounting to adopt Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments,” Emerging Issues Task Force Issue No, 00-21, “Revenue Arrangements with Multiple Deliverables,” and Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” during the year ended April 30, 2004.

          The consolidated financial statements of H&R Block, Inc. as of April 30, 2003 and for the years ended April 30, 2003 and 2002, incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended April 30, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$400,000,000

Block Financial Corporation

5.125% Notes due 2014

Fully and Unconditionally Guaranteed by

H&R Block, Inc.

PROSPECTUS SUPPLEMENT

JPMorgan

Merrill Lynch & Co.
Citigroup
Goldman, Sachs & Co.
H&R Block Financial Advisors, Inc.

October 21, 2004